EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	December 31	December 31
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$41,195	$26,227
Available-for-sale securities	10,172	35,140
Accounts receivable, net	5,147	4,507
Receivables from sales representatives	3,407	3,883
Inventory of paper	750	703
Prepaid expenses and other current assets	2,926	1,883

Total Current Assets	63,597	72,343

Property and equipment, net	24,902	7,870
Long term investments	100	100
Bonds held to maturity, at amortized cost	666	992
Other assets	3,260	1,236

Total Assets	$92,525	$82,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,798	$4,432
Deferred income and customer prepayments	28,775	27,454
Accrued liabilities	5,921	5,803
Income taxes payable	384	804

Total Current Liabilities	39,878	38,493

Liabilities for incentive and bonus plans	467	682
Deferred income and customer prepayments – long term	1,420	—
Amount due to a shareholder	—	11,404
Minority interest	4,910	3,684
Deferred tax liability	327	298

Total Liabilities	47,002	54,561

Shareholders’ equity:
Common shares, US$0.01 par value; 50,000,000 shares authorized; 28,952,194 (2003: 28,946,694) shares issued and outstanding	290	289
Additional paid in capital	86,402	81,925
Retained deficit	(34,577)	(50,346)
Less: Unearned compensation	(6,831)	(4,563)
Accumulated other comprehensive income	239	675

Total Shareholders’ Equity	45,523	27,980

Total Liabilities and Shareholders’ Equity	$92,525	$82,541

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended December 31		Year ended December 31
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$24,019	$23,526	$92,325	$87,685
Exhibitions	5,374	1,965	13,010	3,327
Miscellaneous	132	148	511	657

	29,525	25,639	105,846	91,669
Operating Expenses:
Sales	7,239	8,286	29,956	30,113
Event production	1,836	602	3,774	930
Community	5,532	3,428	16,967	12,331
General and administrative	8,023	7,641	31,252	28,682
Online services development	1,126	1,072	4,232	4,960
Non-cash compensation expense (Note 2)	876	206	2,117	1,419
Amortization of software cost	373	920	1,480	4,453

Total Operating Expenses	25,005	22,155	89,778	82,888

Income from Operations	4,520	3,484	16,068	8,781

Interest income	83	49	219	122
Gain (loss) on sale of available-for-sale securities	530	(40)	1,120	(40)
Foreign exchange gains (losses), net	302	(102)	240	—

Income before Income Taxes	5,435	3,391	17,647	8,863
Income Tax Provision	(45)	(343)	(651)	(668)

Net Income before Minority Interest	$5,390	$3,048	$16,996	$8,195

Minority interest	$(389)	$(392)	$(1,227)	$(861)

Net Income	$5,001	$2,656	$15,769	$7,334

Retained deficit brought forward			$(50,346)	$(57,680)

Retained deficit carried forward			(34,577)	(50,346)

Basic net income per share	$0.17	$0.09	$0.54	$0.25

Shares used in basic net income per share calculations	28,952,194	28,946,694	28,951,307	28,945,820

Diluted net income per share	$0.17	$0.09	$0.54	$0.25

Shares used in diluted net income per share calculations	29,047,431	29,004,714	29,053,590	28,973,436

Note:	1.	Online and other media services consists of:

	Three months ended December 31		Year ended December 31
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Online services	$13,083	$13,067	$52,106	$51,367
Print services	10,936	10,459	40,219	36,318

	$24,019	$23,526	$92,325	$87,685

Note:	2.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended December 31		Year ended December 31
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$318	$39	$626	$323
Community	34	18	93	96
General and administrative	422	83	1,066	691
Online services development	102	66	332	309

	$876	$206	$2,117	$1,419

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31
	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net income	$15,769	$7,334
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,052	8,509
Profit on sale of property and equipment	(1)	(7)
Accretion of U.S. Treasury strips zero % coupons	(57)	(74)
Gain on sale of available-for-sale securities	(1,120)	40
Interest income on available-for-sale securities	(92)	—
Bad debt expense	(716)	202
Non-cash compensation expense	2.117	1,419
Income attributable to minority shareholder	1,227	861
Property and equipment written off	26	12

	21,205	18,296
Changes in assets and liabilities:
Accounts receivables	76	(540)
Receivables from sales representatives	476	(951)
Inventory of paper	(47)	(158)
Prepaid expenses and other current assets	(1,108)	(742)
Long term assets	(2,024)	(155)
Accounts payable	366	148
Accrued liabilities and liabilities for incentive and bonus plans	(97)	99
Deferred income and customer prepayments	2,741	9,195
Tax liability	(391)	131

Net cash provided by operating activities	21,197	25,323

Cash flows from investing activities:
Purchase of property and equipment	(21,111)	(2,307)
Proceeds from sales of equipment	2	32
Proceeds from matured bonds	383	440
Purchase of available-for-sale securities	(131,444)	(19,300)
Proceeds from sale of available-for-sale securities	157,253	11,000

Net cash generated from (used for) investing activities	5,083	(10,135)

Cash flows from financing activities:
Repayment of amount due to a shareholder	(11,404)	—
Amount received towards directors purchase plan	92	30

Net cash (used for) generated from financing activities	(11,312)	30

Net increase in cash and cash equivalents	14,968	15,218
Cash and cash equivalents, beginning of the year	26,227	11,009

Cash and cash equivalents, end of the year	$41,195	$26,227

Supplemental cash flow disclosures:
Income tax paid	$1,042	$537